Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated April 12, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PYC4

Principal Amount (in Specified Currency): $180,000,000
Issue Price: 100 %
Trade Date: April 12, 2006
Original Issue Date: April 18, 2006
Stated Maturity Date: April 19, 2007

Initial Interest Rate: One month LIBOR determined on April 12, 2006 minus 0.075% Interest Payment Period: Monthly
Interest Payment Dates: the 19th of each calendar month, commencing May 19, 2006

Net Proceeds to Issuer: $179,982,000
Agent's Discount or Commission: 0.01%
Agents: ABN AMRO Incorporated
	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): - 0.075%
Spread Multiplier: N/A
Index Maturity: 1 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: May 19, 2006
Interest Rate Reset Period: Monthly
Interest Reset Dates: the 19th of each calendar month, commencing May 19, 2006 Interest Determination Date: the second London Banking Day preceding each
   Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

           Under the terms of and subject to the conditions of an Appointment Agreement dated April 12, 2006 and an Appointment Agreement Confirmation dated April 12, 2006 (collectively, the "Appointment Agreement") between TMCC and ABN AMRO Incorporated ("ABN AMRO"), ABN AMRO, acting as principal, has agreed to purchase and TMCC has agreed to sell $100,000,000 in principal amount of the Notes at 99.99% of their principal amount.

		Under the terms of and subject to the conditions of a terms agreement under the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation (the "Distribution Agreement"), Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell $80,000,000 in principal amount of the Notes at 99.99% of their principal amount.

		ABN AMRO and Merrill Lynch may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

		Under the terms and conditions of the Appointment Agreement and the Distribution Agreement, the obligations of ABN AMRO and Merrill Lynch to purchase the Notes are several and not joint, and in the event of a default by any of ABN AMRO or Merrill Lynch, TMCC will issue the notes to the other dealer and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Appointment Agreement and the Distribution Agreement, each of ABN AMRO and Merrill Lynch is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.